0888

                              June 21, 1994




Stephen D. Foss, P.C.
Goodwin, Proctor & Hoar
Exchange Place
Boston, MA 02109

          Re:  Dynatech Corporation

Dear Mr. Foss:

          Please find enclosed the executed hard copies of the request for stockholder list, the affidavit and the representation letter which I provided by fax earlier this afternoon. Please call me so that we can arrange to inspect the list. Please also consider whether you would supply copies to us without our having to make a physical inspection and then copy the portions which we need.

          Thank you again for your prompt attention to this matter.

                              Very truly yours,

                              /s/ Marc Weitzen
                              Marc Weitzen

                SC Fundamental Value Fund, L.P.
                712 Fifth Avenue - 19th Floor
                  New York, New York 10019


                              June 21, 1994


VIA TELECOPY, FEDERAL EXPRESS AND
CERTIFIED MAIL/RETURN RECEIPT REQUESTED

Corporate Secretary
Dynatech Corporation
3 New England Executive Park
Burlington, Massachusetts  01803-5087

          Re:  Inspection of Stockholder List

Ladies and Gentleman:

          Pursuant to General Laws, c. 156B, Section 32, the undersigned, SC Fundamental Value Fund, L.P., a record holder of common stock of Dynatech Corporation (the "Company"), as of the close of business on June 20, 1994, hereby requests the right to inspect a current list of record holders of the Company's common stock ("Common Stock"), including the record address and the amount of stock held by each stockholder.

          The undersigned seeks to communicate with other stockholders of the Company for purposes relative to the affairs of the Company and not for the purpose of selling the list of stockholders or information or copies thereof or of using the same for a purpose other than in the interest of the undersigned as a stockholder relative to the affairs of the Company and not for the purpose of obtaining the names of stockholders who might wish to sell their stock to the undersigned.

          The undersigned would prefer the Company to immediately send the documents requested above to The SC
Fundamental Value Fund, L.P. at 712 Fifth Avenue, 19th
Floor, New York, New York 10019, Att:  Neil Koffler.
Alternatively, please inform Neil Koffler at (212) 957-3500 of the earliest date when a representative of the undersigned can inspect and copy such documents.

          The undersigned also requests that the Company provide the following records and documents as soon as reasonably available:

          1. All information in or which comes into the Company's possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, concerning the name, address and number of shares of Common Stock held by each participating broker, dealer, bank or other person or entity in the individual nominees names of Cede & Co. and any other similar nominees.

          2. A list of non-objecting beneficial owners of Common Stock, which is in the Company's possession or control, or that may come in to the Company's possession or control, or that can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees, pursuant to Rules 14b-1 and 14b-2 promulgated under the Securities Exchange Act of 1934, as amended.

          3. Following the record date for the annual meeting of stockholders of the Company, any and all omnibus proxies and correspondent participant listings with respect to all nominees and respondent banks.

          Please inform Neil Koffler at the above referenced phone number where and how the documents listed in numbered paragraphs 1 to 3 will be made available.


                         Very truly yours,


                         The SC Fundamental Value Fund, L.P.

                         By:  SC Fundamental Inc.
                              General Partner
                         By:    /s/ Gary N. Siegler
                                   Gary N. Siegler
                                   President

                          AFFIDAVIT


STATE OF NEW YORK )
                  )ss.:
COUNTY OF NEW YORK)


          The undersigned, being an Executive Officer of SC Fundamental Value Inc., the General Partner of SC Fundamental Value Fund, L.P., does hereby declare under penalties of perjury, that he has been advised by Neuberger & Berman which was advised by the Bank of Boston, which acts as transfer agent for shares of Common Stock of Dynatech Corporation, that SC Fundamental Value Fund, L.P. ("Fund") was a stockholder of record of Dynatech Corporation as of the close of business on June 20, 1994. The Fund has been advised that the shares it owns are represented by Certificate Number 39983, which advice may be verified by referring the Bank of Boston to the Fund's E.I.N. 13-3563962.


                              By:  /s/ Peter Collery
                                 Peter Collery

Sworn to before me this
21st day of June, 1994.

  /s/ John T. Bird
Notary Public

                SC Fundamental Value Fund, L.P.
                712 Fifth Avenue, 19th Floor
                 New York, New York   10019




                              June 21, 1994



Corporate Secretary
Dynatech Corporation
3 New England Executive Park
Burlington, MA   01803-5087

          Re:  Inspection of Stockholder List

Gentlemen:

          This letter certifies the agreement of SC Funda-mental Value Fund, L.P. (the "Fund") and all affiliates, agents and entities or individuals working on its behalf or in concert with it, to the following conditions. We under-stand and agree that any information and materials made available to the Fund in response to the Fund's request for inspection of stockholder list of Dynatech Corporation dated June 13, 1994 will be made available on the following condi-tions:

          4. the information and materials produced to the Fund will be used solely by the Fund and the Fund's agents (e.g., solicitation firm, fi-nancial printer, their agents and employees) solely in the interest of the Fund as a shareholder, relative to the affairs of Dynatech Corporation and such information or materials may not, under any circumstances, be sold, transferred, disclosed or dissemi-nated to any person or entity other than the Fund or its agents aforementioned, without the prior written consent of Dynatech Corpo-ration;

          5. the information produced will not be used for the purpose of obtaining the names of stock-holders who might wish to sell their stock to the Fund or anyone acting in concert with the Fund or for the purpose of contacting share-holders to see if they are willing to sell their stock to the Fund or anyone acting in concert with the Fund; and

          6. the Fund will pay, in advance of the inspec-tion of materials, the reasonable cost of producing the materials and will pay any copying costs associated with any request to copy materials, in advance of the receipt of any such copies.

          The Fund hereby agrees to these conditions on behalf of itself and all of its affiliates, agents, and related individuals or entities.

                    SC Fundamental Value Fund, L.P.

                    By: SC Fundamental Inc.
                    Its: General Partner

                    By: /s/ Peter M. Collery   Date: 6/21/94
                    Name: Peter M. Collery
                    Position: Vice President


cc:  Stephen D. Poss, P.C.
     Goodwin, Procter & Hoar
     Exchange Place
     Boston, MA   02109
     (617) 570-1000